Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Reports Strong Fourth Quarter and Full Year 2019 Results, Exceeding Full Year 2019 Guidance; Provides Full Year 2020 Guidance

–2019 revenue of $428 million, driven primarily by
U.S. LINZESS® (linaclotide) collaboration revenue–

–GAAP net income from continuing operations of $59 million and adjusted EBITDA from continuing operations of $148 million for the full year 2019–

–2020 total revenue and adjusted EBITDA guidance incorporates previously amended agreements with Astellas and AstraZeneca–

–Data readouts from MD-7246 Phase II trial and IW-3718 Phase III trials expected in 2020–

BOSTON, Mass., February 13, 2020 — Ironwood Pharmaceuticals, Inc. (Nasdaq: IRWD), a GI-focused healthcare company, today provided an update on its fourth quarter and full year 2019 results and recent business performance.

“2019 brought us a catalyzing opportunity to become a GI-focused healthcare company dedicated to advancing the treatment of GI diseases and redefining the standard of care for millions of patients,” said Mark Mallon, chief executive officer of Ironwood. “To do this, we are executing on our strategy to drive LINZESS growth, advance our late-stage GI portfolio, and deliver sustainable profits. We made substantial progress in 2019 across each of these priorities and expect 2020 to be another pivotal year. We are already off to a strong start having settled all outstanding LINZESS patent litigation, and we look forward to continued momentum through strong growth of LINZESS, top-line data readouts from MD-7246 and IW-3718, and further revenue generation in 2020.”

Fourth Quarter and Full Year 2019 Financial Highlights1

   (in thousands, except for per share amounts)

	4Q 2019	4Q 2018	FY 2019	FY 2018

Total revenues	$ 126,301	$ 130,692	$ 428,413	$ 346,639

Total costs and expenses	76,708	100,831	308,290	497,309
GAAP net income (loss) from continuing operations	47,858	8,373	58,943	(194,146)
GAAP net income (loss)	47,858	(15,493)	21,505	(282,368)
GAAP net income (loss) per share – basic	0.31	(0.10)	0.14	(1.85)
GAAP net income (loss) per share – diluted	0.30	(0.10)	0.14	(1.85)
Adjusted EBITDA from continuing operations	54,515	33,427	147,791	304
Non-GAAP net income (loss)	47,090	6,643	85,497	(105,975)
Non-GAAP net income (loss) per share	0.30	0.04	0.55	(0.69)

1.	Refer to the Reconciliation of GAAP Results to Non-GAAP Financial Measures table and to the Reconciliation of GAAP Net Income (Loss) from Continuing Operations to Adjusted EBITDA from Continuing Operations table at the end of this press release. Refer to Non-GAAP Financial Measures for additional information.

Fourth Quarter and Full Year 2019 Corporate Highlights

U.S. LINZESS

•	LINZESS U.S. net sales, as provided by Ironwood’s U.S. collaboration partner, Allergan plc, were $231.2 million in the fourth quarter of 2019, a 13% increase compared to the fourth quarter of 2018, and $803.2 million for the full year 2019, a 6% increase compared to the full year 2018. Ironwood and Allergan share equally in U.S. brand collaboration profits.

–	Total LINZESS prescription demand in the fourth quarter of 2019 included 36 million LINZESS capsules, a 13% increase compared to the fourth quarter of 2018, per IQVIA. For the full year 2019, total prescription volume included 133 million LINZESS capsules, a 14% increase compared to the full year 2018.

–	LINZESS commercial margin was 81% in the fourth quarter of 2019 compared to 71% in the fourth quarter of 2018. LINZESS commercial margin was 72% for the full year 2019 compared to 66% for the full year 2018. See U.S. Brand Collaboration table below and at the end of this press release.

–	Ironwood recorded $101.6 million in collaboration revenue in the fourth quarter of 2019 related to sales of LINZESS in the U.S., compared to $81.6 million in the fourth quarter of 2018. For the full year 2019, Ironwood recorded $325.5 million in collaboration revenue related to sales of LINZESS in the U.S., compared to $264.2 million for the full year 2018. See U.S. LINZESS Commercial Collaboration table at the end of the press release.

–	Net profit for the LINZESS U.S. brand collaboration, net of commercial and research and development (R&D) expenses, was $170.1 million in the fourth quarter of 2019, compared to $129.0 million in the fourth quarter of 2018. Net profit for the LINZESS U.S. brand collaboration, net of commercial and R&D expenses, was $513.7 million for the full year 2019, compared to $444.8 million for the full year 2018. See U.S. LINZESS Full Brand Collaboration table below and at the end of this press release.

▪	As previously disclosed, during the year ended 2018, Allergan reported to Ironwood a $59.8 million negative adjustment to LINZESS net sales relating to the cumulative difference between Allergan’s previous gross-to-net estimates during the three years ended December 31, 2015, 2016 and 2017 and actual subsequent payments made. This adjustment is not included in the net profit numbers above, but is included in Ironwood’s full year 2018 collaboration revenue. Refer to the U.S. LINZESS Full Brand Collaboration table at the end of this press release.

–	Ironwood and Allergan have entered into settlement agreements with five generic drug manufacturers (Teva Pharmaceuticals, USA, Sandoz Inc., Aurobindo Pharma Ltd. and an affiliate of Aurobindo, Mylan Pharmaceuticals Inc. and Sun Pharma Global FZE) resolving all outstanding patent infringement litigation brought in response to their abbreviated new drug applications seeking approval to market generic versions of LINZESS prior to the expiration of Ironwood’s and Allergan’s applicable patents. Pursuant to the terms of the settlements, Ironwood and Allergan granted each of the five generic drug manufacturers a license to market their 145 mcg and 290 mcg generic versions of LINZESS, beginning as early as March 2029 (subject to U.S. FDA approval), unless certain limited circumstances, customary for settlement agreements of this nature, occur. Ironwood and Allergan previously entered into a settlement agreement providing Mylan a license to market its 72 mcg generic version of LINZESS beginning in August 2030 (subject to U.S. FDA approval), unless certain limited circumstances, customary for settlement agreements of this nature, occur. The settlement with Teva does not grant any license to Teva with regard to its 72 mcg generic version of LINZESS.

U.S. LINZESS Full Brand Collaboration[1] (in thousands, except for percentages)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
LINZESS U.S. net sales[2]	$231,155	$205,239	$803,204	$761,214
Allergan & Ironwood commercial costs and expenses	44,678	59,353	228,593	257,767
Commercial margin[2]	81%	71%	72%	66%
Allergan & Ironwood R&D Expenses	16,344	16,887	60,870	58,599
Total net profit on sales of LINZESS[2]	170,133	128,999	513,741	444,848

Full brand margin[2]	74%	63%	64%	58%

1.	Refer to the U.S. LINZESS Full Brand Collaboration table at the end of this press release.

2.	As previously disclosed, during the three months ended September 30, 2018, Allergan reported to Ironwood an approximately $59.3 million negative adjustment to LINZESS net sales which is not reflected in the table above. Such adjustment relates to the cumulative difference between certain previously estimated LINZESS gross-to-net sales reserves and allowances made by Allergan during the years ended December 31, 2015, 2016 and 2017, and actual subsequent payments made. This adjustment is primarily associated with estimated governmental and contractual rebates, as reported by Allergan. Upon receiving the information from Allergan, Ironwood recorded a $29.7 million reduction to collaborative arrangement revenue and accounts receivable in its third quarter 2018 financial statements related to its share of the adjustment. In addition, during the three months ended December 31, 2018, Allergan reported to Ironwood a true-up of approximately $0.2 million related to the previously reported adjustment.

GI Pipeline

•	IW-3718. Ironwood is currently enrolling patients in two pivotal Phase III trials of IW-3718, its gastric retentive formulation of a bile acid sequestrant for the potential treatment of refractory GERD. Ironwood continues to target top-line data in the second half of 2020.

–	Refractory GERD affects an estimated 8 to 10 million Americans who continue to suffer from heartburn and regurgitation despite receiving treatment with proton pump inhibitors (PPIs), the current standard of care. There are currently no treatments available for the treatment of regurgitation associated with GERD.

•	MD-7246. Ironwood and Allergan completed enrollment in a Phase II clinical trial of MD-7246 in patients suffering from abdominal pain associated with IBS with diarrhea (IBS-D). Ironwood continues to target top-line data from the Phase II trial in mid-2020.

–	MD-7246 is a delayed-release formulation of linaclotide designed to provide targeted delivery of linaclotide to the colon, where the majority of the abdominal pain is believed to originate, and to limit additional fluid secretion in the small intestine resulting in minimal impact on bowel function.

–	MD-7246 is being evaluated as an oral, intestinal, non-opioid, pain-relieving agent for patients in the U.S. suffering from abdominal pain associated with certain GI diseases, including IBS-D. IBS-D affects an estimated 16 million Americans who suffer from frequent and bothersome abdominal pain with a limited number of treatment options available.

Global Collaborations and U.S. Promotional Partnerships

•	U.S. Disease Education and Promotional Partnership with Alnylam Pharmaceuticals, Inc. In August 2019, Ironwood and Alnylam announced a U.S. GI disease education and promotional agreement for Alnylam’s GIVLAARI™ (givosiran), an RNAi therapeutic targeting aminolevulinic acid synthase 1 for the treatment of adults with Acute Hepatic Porphyria (AHP).

–	The non-exclusive agreement covers an approximately three-year term. Ironwood will receive fixed payments and royalties in the mid-teens percent on net sales generated from prescriptions or referrals from certain physicians related to Ironwood’s promotional efforts. Alnylam will maintain responsibility for all other aspects of givosiran’s development and commercialization and retains all global development and commercialization rights.

–	In November 2019, the U.S. Food and Drug Administration approved GIVLAARI injection for subcutaneous use for the treatment of adults with AHP.

•	LINZESS in Japan. In August 2019, Ironwood and its partner Astellas Pharma Inc. entered into an amended and restated license agreement relating to the development and commercialization of linaclotide in Japan.

–	Beginning in 2020, Astellas assumed responsibility for linaclotide active pharmaceutical ingredient (API) manufacturing in Japan and Ironwood will receive royalties beginning in the mid-single-digit percent and escalating to the low double-digit percent, based on annual net sales of LINZESS in Japan.

–	Astellas reported LINZESS net sales of approximately 4.3 billion yen during the nine months ended December 31, 2019. LINZESS was approved for the treatment of adults with IBS-C in Japan in December 2016 and for the treatment of adults with chronic constipation in Japan in August 2018 and is being commercialized in Japan by Astellas.

•	LINZESS in China. In September 2019, Ironwood and its partner AstraZeneca entered into an amended and restated collaboration agreement for the development and commercialization of LINZESS in China. LINZESS was approved by the Chinese National Medical Products Administration for adults with IBS-C in China in January 2019 and was launched in November 2019.

–	Under the terms of the amended agreement, AstraZeneca obtained exclusive rights to develop, manufacture, and commercialize linaclotide in China (including Hong Kong and Macau) and will be responsible for all expenses associated with these activities beginning in 2020. Ironwood will receive royalties beginning in the mid-single-digit percent and increasing up to 20 percent based on annual net sales of LINZESS in China.

Fourth Quarter Financial Results

•	Total Revenues. Total revenues in the fourth quarter of 2019 were $126.3 million, compared to $130.7 million in the fourth quarter of 2018. Total revenues for the full year 2019 were $428.4 million, compared to $346.7 million in the full year 2018.

–	Total revenues in the fourth quarter of 2019 consisted of $101.6 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., $20.6 million in sales of linaclotide API, and $4.1 million in linaclotide royalties, co-promotion and other revenue. Total revenues in the fourth quarter of 2018 consisted of $81.6 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., $45.9 million in sales of linaclotide API, and $3.2 million in linaclotide royalties, co-promotion and other revenue.

–	Total revenues for the full year 2019 consisted of $325.5 million associated with Ironwood’s share of the net profits for the sales of LINZESS in the U.S., $48.8 million in sales of linaclotide API, $42.4 million in license and milestone payments, and $11.7 million in linaclotide royalties, co-promotion and other revenue. Total revenues for the full year 2018 consisted primarily of $264.2 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., $70.4 million in sales of linaclotide API, and $12.0 million in linaclotide royalties, co-promotion and other revenue.

•	Operating Expenses. Operating expenses in the fourth quarter of 2019 were $76.7 million, compared to $100.8 million in the fourth quarter of 2018. Operating expenses in full year 2019 were $308.2 million, compared to $497.3 million in the full year 2018.

–	Operating expenses in the fourth quarter of 2019 consisted of $39.2 million in SG&A expenses, $26.5 million in R&D expenses, and $11.0 million in cost of revenues.

–	Operating expenses for the full year 2019 consisted primarily of $172.5 million in SG&A expenses, $115.0 million in R&D expenses, $23.8 million in cost of revenues, and $3.6 million in restructuring expenses partially offset by $3.5 million related to the write-down of commercial supply and inventory to net realizable value and (settlement) loss on non-cancellable purchase commitments and a $3.2 million gain on lease modification in connection with the separation of Ironwood and Cyclerion Therapeutics, Inc., or Cyclerion, completed on April 1, 2019.

•	Interest Expense. Net interest expense was $6.6 million in the fourth quarter of 2019 and $33.7 million for the full year 2019, primarily in connection with the convertible senior notes. Interest expense recorded in the fourth quarter of 2019 included $1.8 million in cash expense and $5.3 million in non-cash expense. Interest expense recorded for the full year 2019 included $17.0 million in cash expense and $19.6 million in non-cash expense, and included interest amounts associated with the 8.375% Notes due 2026 prior to their redemption in September 2019. See Convertible Debt Offering below.

•	Gain (loss) on Derivatives. Ironwood recorded a gain on derivatives of $4.5 million in the fourth quarter of 2019 as a result of the change in fair value of the convertible note hedge and note hedge warrants. For the full year 2019, Ironwood recorded a gain on derivatives of $3.0 million.

•	Net Income (Loss).

–	GAAP net income was $47.9 million, or $0.31 per share, in the fourth quarter of 2019, compared to GAAP net loss of $(15.5) million, or $(0.10) per share, in the fourth quarter of 2018. GAAP net income for the full year 2019 was $21.5 million, or $0.14 per share, compared to GAAP net loss of $(282.4) million, or $(1.85) per share, in the full year 2018.

–	Non-GAAP net income was $47.1 million, or $0.30 per share, in the fourth quarter of 2019, compared to non-GAAP net income of $6.6 million, or $0.04 per share, in the fourth quarter of 2018. Non-GAAP net income was $85.5 million, or $0.55, per share for the full year 2019, compared to non-GAAP net loss of $(106.0) million, or $(0.69) per share, for the full year 2018.

–	Non-GAAP net income excludes the impact of mark-to-market adjustments on the derivatives related to Ironwood’s 2022 Convertible Notes, the amortization of acquired intangible assets, the fair value remeasurement of contingent consideration related to Ironwood’s terminated U.S. lesinurad license, the impairment of acquired intangible assets in connection with Ironwood’s notice of termination of the lesinurad franchise, restructuring and separation-related expenses, and loss on the extinguishment of debt. These adjustments are reflected in non-GAAP net income (loss) in the fourth quarter of 2019 and 2018 presented in this press release. See Non-GAAP Financial Measures below.

•	Net Income (Loss) from Continuing Operations. The separation of Ironwood and Cyclerion was completed on April 1, 2019. Beginning in the second quarter of 2019, Ironwood recast historical Cyclerion-related operations as discontinued operations.

–	GAAP net income from continuing operations in the fourth quarter of 2019 was $47.9 million, compared to GAAP net income from continuing operations of $8.4 million in the fourth quarter of 2018. GAAP net income from continuing operations was $58.9 million for the full year 2019, compared to GAAP net loss from continuing operations of $194.1 for the full year 2018.

–	Ironwood did not incur any Cyclerion-related operations during the fourth quarter of 2019. Ironwood recorded $37.4 million in GAAP net loss from discontinued operations for the full year 2019.

•	Adjusted EBITDA from Continuing Operations. Adjusted EBITDA from continuing operations was $54.5 million in the fourth quarter of 2019 and $147.8 million for the full year 2019.

–	Adjusted EBITDA from continuing operations is calculated by subtracting net interest expense, taxes, depreciation, amortization, fair value of remeasurement of contingent consideration, mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, impairment of intangibles, restructuring expenses, separation expenses, and loss on extinguishment of debt from GAAP net income (loss) from continuing operations. See Non-GAAP Financial Measures below.

•	Cash Flow Statement and Balance Sheet Highlights.

–	Ironwood ended the fourth quarter of 2019 with $177 million of cash and cash equivalents.

–	Ironwood generated $27.6 million in cash from operations in the fourth quarter of 2019.

•	Convertible Debt Offering. In August 2019, Ironwood issued $200 million in aggregate principal amount of 0.75% Convertible Senior Notes due 2024 and $200 million in aggregate principal amount of 1.50% Convertible Senior Notes due 2026.

–	These notes carry an initial conversion price of approximately $13.39 per share. In connection with the offering, Ironwood also entered into capped call transactions with certain financial institutions that are expected generally to reduce the potential dilution to common stock in certain circumstances, upon conversion of the notes. The cap price of the capped call transactions will initially be approximately $17.05 per share. Aggregate net proceeds, after fees and expenses, were approximately $391.0 million.

–	Ironwood used a portion of the net proceeds to repurchase $215 million aggregate principal amount of its outstanding 2022 Convertible Notes, pay the cost of the capped call transactions, and redeem the outstanding principal balance of the 8.375% Notes.

Performance Against 2019 Financial Guidance

	2019 Results	Revised 2019 Guidance	Original 2019 Guidance[1]
Total revenue	$428 million	$410 – $420 million	$370 – $390 million
Net interest expense	$34 million	~$35 million	~$35 million

Separation expenses[2]	$32 million	~$30 million	$30 – $40 million
Restructuring expenses[3]	$4 million	~$4 million	~$3 – $4 million
Adjusted EBITDA from continuing operations[4]	$148 million	>$130 million	>$65 million
LINZESS net sales growth	6%	Mid-single digit % increase	Low-to-mid single digit % increase

1 Ironwood revised its 2019 guidance in connection with its third quarter 2019 earnings update on October 31, 2019. Revised 2019 guidance for total revenue and adjusted EBITDA from continuing operations reflects approximately $42.4 million in license and milestone payments related to the amended ex-U.S. agreements with Astellas and AstraZeneca that were recognized in the third quarter of 2019.

2 Separation expenses were $3.8 million in the fourth quarter of 2019.

3 Restructuring expenses were largely incurred during the first quarter of 2019 in connection with the reduction in workforce commenced in February 2019. There was an insignificant amount of restructuring adjustments in the fourth quarter of 2019.

4 Adjusted EBITDA from continuing operations is calculated by subtracting net interest expense, taxes, depreciation, amortization, fair value of remeasurement of contingent consideration, mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, impairment of intangibles, restructuring expenses, separation expenses, and loss on extinguishment of debt from GAAP net income (loss) from continuing operations. In the second quarter of 2019, Ironwood began reporting in its financial statements GAAP net income (loss) from continuing operations which excludes discontinued operations related to Cyclerion. See Non-GAAP Financial Measures below.

Ironwood 2020 Financial Guidance

In 2020, Ironwood expects:

2020 Guidance
LINZESS net sales growth	Mid-single digit % increase
Total Revenue	$360 – $380 million
Adjusted EBITDA[1]	>$105 million

1 Adjusted EBITDA is calculated by subtracting net interest expense, taxes, depreciation, amortization, mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, separation expenses, and loss on extinguishment of debt from GAAP net income (loss).

Non-GAAP Financial Measures

Ironwood presents non-GAAP net income (loss) and non-GAAP net income (loss) per share to exclude the impact of net gains and losses on derivatives related to our 2022 Convertible Notes that are required to be marked-to-market, the amortization of acquired intangible assets, the fair value remeasurement of contingent consideration associated with Ironwood’s terminated U.S. license agreement with AstraZeneca for the exclusive rights to all products containing lesinurad, and the impairment of intangible assets associated with Ironwood’s subsequent notice of termination of the lesinurad license agreement, if any. Ironwood also excludes restructuring, separation-related expenses and loss on extinguishment of debt from non-GAAP net income (loss). These adjustments are reflected in the non-

GAAP net income (loss) in the fourth quarter and full year 2019 and 2018 presented in this press release. Non-GAAP adjustments are further detailed below:

•	The gains and losses on the derivatives related to our 2022 Convertible Notes may be highly variable, difficult to predict and of a size that could have a substantial impact on the company’s reported results of operations in any given period.
•	The acquired intangible assets associated with the terminated U.S. license agreement with AstraZeneca for the exclusive rights to all products containing lesinurad are valued as of the date of acquisition and are amortized over their estimated economic useful life, and management believes excluding the amortization of acquired intangible assets provides more consistency with the treatment of internally developed intangible assets for which research and development costs were previously expensed.
•	The contingent consideration balance associated with the terminated U.S. lesinurad license agreement with AstraZeneca is remeasured each reporting period, and the resulting change in fair value impacts the company’s reported results of operations. The changes in the fair value remeasurement of contingent consideration do not correlate to the company’s actual cash payment obligations in the relevant period.
•	Impairment of intangible assets is a non-cash charge that Ironwood considers to be non-recurring as it is associated with its notice of termination of the lesinurad franchise. As such, management believes that excluding the impairment of intangible assets provides more transparency into Ironwood’s continuing operations.
•	Restructuring expenses are considered to be a non-recurring event as they are associated with distinct operational decisions. Included in restructuring expenses are costs associated with exit and disposal activities.
•	Separation expenses include costs associated with the spin-off of Cyclerion from Ironwood. These costs are considered non-recurring as the separation was a significant and unusual event. Certain of these expenses do not appear as non-GAAP adjustments used to calculate adjusted EBITDA from continuing operations, as such expenses are included as part of discontinued operations, and are therefore excluded from the calculation of GAAP net income (loss) from continuing operations.
•	Loss on extinguishment of debt is considered to be a non-recurring event as it is associated with a distinct financing decision. Included in loss on extinguishment of debt are costs associated with the extinguishment of the 8.375% Notes and a portion of the 2022 Convertible Notes.

Ironwood also presents adjusted EBITDA from continuing operations, a non-GAAP measure. Adjusted EBITDA from continuing operations is calculated by subtracting net interest expense, taxes, depreciation, amortization, fair value of remeasurement of contingent consideration, mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, impairment of intangibles, restructuring expenses, separation expenses and loss on extinguishment of debt from GAAP net income (loss) from continuing operations. The adjustments are made on a similar basis as described above related to non-GAAP net income (loss), as applicable.

Ironwood also presents guidance on adjusted EBITDA, a non-GAAP measure. Adjusted EBITDA is calculated by subtracting net interest expense, taxes, depreciation, amortization, mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, separation expenses and loss on extinguishment of debt from GAAP net income (loss). The adjustments are made on a similar basis as described above related to non-GAAP net income (loss), as applicable.

Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. For a reconciliation of non-GAAP net income (loss) and non-GAAP net income (loss) per share to GAAP net income (loss) and GAAP net income (loss) per share, respectively, and for a reconciliation of adjusted EBITDA from continuing operations to net income (loss) from continuing operations on a GAAP basis, please refer to the tables at the end of this press release.

Ironwood does not provide guidance on GAAP net income (loss) from continuing operations or a reconciliation of expected adjusted EBITDA to expected GAAP net income (loss) from continuing operations because, without unreasonable efforts, it is unable to predict with reasonable certainty the non-GAAP adjustments used to calculate adjusted EBITDA including, without limitation, the mark-to-market adjustments on the derivatives related to its 2022 Convertible Notes. These adjustments are uncertain, depend on various factors and could have a material impact on GAAP net income (loss) from continuing operations for the guidance period.

Conference Call Information

Ironwood will host a conference call and webcast at 8:30 a.m. Eastern Time on Thursday, February 13, 2020 to discuss its fourth quarter and full year 2019 results and recent business activities. Individuals interested in participating in the call should dial (866) 393-4306 (U.S. and Canada) or (734) 385-2616 (international) using conference ID number 1975039. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. The call will be available for replay via telephone starting at approximately 11:30 a.m. Eastern Time, on February 13, 2020 running through 11:59 p.m. Eastern Time on February 27, 2020. To listen to the replay, dial (855) 859-2056 (U.S. and Canada) or (404) 537-4306 (international) using conference ID number 1975039. The archived webcast will be available on Ironwood’s website for 14 days beginning approximately one hour after the call has completed.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (Nasdaq: IRWD) is a GI-focused healthcare company dedicated to creating medicines that make a difference for patients living with GI diseases. We discovered, developed and are commercializing linaclotide, the U.S. branded prescription market leader for adults with irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC).

We are also advancing two late-stage, first-in-category GI product candidates: IW-3718 is a gastric retentive formulation of a bile acid sequestrant being developed for the potential treatment of refractory gastroesophageal reflux disease, and MD-7246 is a delayed-release formulation of linaclotide that is being evaluated as an oral, intestinal, non-opioid, pain-relieving agent for patients suffering from abdominal pain associated certain GI diseases.

Ironwood was founded in 1998 and is headquartered in Boston, Mass. For more information, please visit our website at www.ironwoodpharma.com or www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

About LINZESS (linaclotide)

LINZESS® is the #1 prescribed brand for the treatment of adult patients with irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC), based on IQVIA data.

LINZESS is a once-daily capsule that helps relieve the abdominal pain and constipation associated with IBS-C, as well as the constipation, infrequent stools, hard stools, straining, and incomplete evacuation associated with CIC. The recommended dose is 290 mcg for IBS-C patients and 145 mcg for CIC patients, with a 72-mcg dose approved for use in CIC depending on individual patient presentation or tolerability. LINZESS should be taken at least 30 minutes before the first meal of the day.

LINZESS is contraindicated in pediatric patients less than 6 years of age. The safety and effectiveness of LINZESS in pediatric patients less than 18 years of age have not been established. In neonatal mice, linaclotide increased fluid secretion as a consequence of GC-C agonism resulting in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than patients 6 years of age and older to develop severe diarrhea and its potentially serious consequences. In adults with IBS-C or CIC treated with LINZESS, the most commonly reported adverse event was diarrhea.

LINZESS is not a laxative; it is the first medicine approved by the FDA in a class called guanylate cyclase-C (GC-C) agonists. LINZESS contains a peptide called linaclotide that activates the GC-C receptor in the intestine. Activation of GC-C is thought to result in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In the United States, Ironwood and Allergan plc co-develop and co-commercialize LINZESS for the treatment of adults with IBS-C or CIC. In Europe, Allergan markets linaclotide under the brand name CONSTELLA® for the treatment of adults with moderate to severe IBS-C. In Japan, Ironwood's partner Astellas markets linaclotide under the brand name LINZESS for the treatment of adults with IBS-C or CIC. Ironwood also has partnered with AstraZeneca for development and commercialization of LINZESS in China, and with Allergan for development and commercialization of linaclotide in all other territories worldwide.

LINZESS Important Safety Information

INDICATIONS AND USAGE

LINZESS (linaclotide) is indicated in adults for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC).

IMPORTANT SAFETY INFORMATION

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS

LINZESS is contraindicated in patients less than 6 years of age. In nonclinical studies in neonatal mice, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration. Use of LINZESS should be avoided in patients 6 years to less than 18 years of age. The safety and effectiveness of LINZESS have not been established in patients less than 18 years of age.

Contraindications

•	LINZESS is contraindicated in patients less than 6 years of age due to the risk of serious dehydration.
•	LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Pediatric Risk

•	LINZESS is contraindicated in patients less than 6 years of age. The safety and effectiveness of LINZESS in patients less than 18 years of age have not been established. In neonatal mice, linaclotide increased fluid secretion as a consequence of GC-C agonism resulting in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than patients 6 years of age and older to develop severe diarrhea and its potentially serious consequences.
•	Use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age. Although there were no deaths in older juvenile mice, given the deaths in young juvenile mice and the lack of clinical safety and efficacy data in pediatric patients, use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age.

Diarrhea

•	Diarrhea was the most common adverse reaction in LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. The incidence of diarrhea was similar in the IBS-C and CIC populations. Severe diarrhea was reported in 2% of 145 mcg and 290 mcg LINZESS-treated patients, and in <1% of 72 mcg LINZESS-treated CIC patients. If severe diarrhea occurs, dosing should be suspended and the patient rehydrated.

Common Adverse Reactions (incidence ≥2% and greater than placebo)

•	In IBS-C clinical trials: diarrhea (20% vs 3% placebo), abdominal pain (7% vs 5%), flatulence (4% vs 2%), headache (4% vs 3%), viral gastroenteritis (3% vs 1%) and abdominal distension (2% vs 1%).
•	In CIC trials of a 145 mcg dose: diarrhea (16% vs 5% placebo), abdominal pain (7% vs 6%), flatulence (6% vs 5%), upper respiratory tract infection (5% vs 4%), sinusitis (3% vs 2%) and abdominal distension (3% vs 2%). In a CIC trial of a 72 mcg dose: diarrhea (19% vs 7% placebo) and abdominal distension (2% vs <1%).

Please see full Prescribing Information including Boxed Warning:

http://www.allergan.com/assets/pdf/linzess_pi

LINZESS® and CONSTELLA® are registered trademarks of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

Forward-Looking Statements

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about our ability to maintain net income or generate and maintain positive cash flows; the development, commercial availability and commercial potential of linaclotide and our other product candidates and the drivers, timing, impact and results thereof; market size, commercial potential, prevalence, and the growth in, and potential demand for, linaclotide and other product candidates, as well as their potential impact on applicable markets; the potential indications for, and benefits of, linaclotide and other product candidates; our strategy, business and operations; the anticipated timing of clinical developments and the timing and results of clinical studies, including with respect to the MD-7246 Phase II trial and the IW-3718 Phase III trials; expectations regarding our global collaborations, including partners’ responsibility, beginning in 2020, for API, finished drug product and finished goods manufacturing in their respective territories; the potential of our capped call transactions, entered into in connection with the issuance of our 0.75% Convertible Senior Notes due 2024 and our 1.50% Convertible Senior Notes due 2026, to reduce the potential dilution to our common stock in certain circumstances upon conversion of those notes; and our financial performance and results, and guidance and expectations related thereto (including the drivers and timing thereof), including expectations related to LINZESS net sales growth, total revenue and adjusted EBITDA. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to the effectiveness of development and commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development; the risk that our clinical programs and studies may not progress or develop as anticipated, including that studies are delayed or discontinued for any reason, such as safety, tolerability, enrollment, manufacturing, economic or other reasons; the risk that findings from our completed studies may not be replicated in later studies; the efficacy, safety and tolerability of linaclotide and other product candidates; the decisions by regulatory and judicial authorities; the risk that we may never get sufficient patent protection for linaclotide and other product candidates, that patents for linaclotide or other products may not provide adequate protection from competition, or that we are not able to successfully protect such patents; the outcomes in legal proceedings to protect or enforce the patents relating to our products and product candidates, including abbreviated new drug application litigation; the possibility that we may not achieve some or all of the anticipated benefits of the separation of Cyclerion; the risk that financial and operating results may differ from our projections; developments in the intellectual property landscape; challenges from and rights of competitors or potential competitors; the risk that our planned investments do not have the anticipated effect on our company revenues; the risk that we are unable to manage our expenses or cash use, or are unable to commercialize our products as expected; and the risks listed under the heading “Risk Factors” and elsewhere in Ironwood’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, and in our subsequent SEC filings. These forward-looking statements speak only as of the date of this press release, and Ironwood undertakes no obligation to update these forward-looking statements. Ironwood uses non-GAAP financial measures in this press release, which should be considered only a supplement to, and not a substitute for or superior to, GAAP measures. Refer to the Reconciliation of GAAP Results to Non-GAAP Financial Measures table and to the Reconciliation of GAAP Net Income (Loss) from Continuing Operations to Adjusted EBITDA from Continuing Operations table and related footnotes accompany this press release. Further, Ironwood considers the net profit for the U.S. LINZESS brand collaboration with Allergan in assessing the product’s performance and calculates it based on inputs from both Ironwood and Allergan. This figure should not be considered a substitute for Ironwood’s GAAP financial results. An explanation of our calculation of this figure is provided in the U.S. LINZESS Brand Collaboration table and related footnotes accompanying this press release.

LINZESS® is a registered trademark of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this presentation are the property of their respective owners. All rights reserved.

SOURCE: Ironwood Pharmaceuticals, Inc.

Investors and Media:

Meredith Kaya, 617-374-5082

mkaya@ironwoodpharma.com

Media:

Beth Calitri, 978-417-2031

bcalitri@ironwoodpharma.com

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	December 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$177,023	$173,172
Accounts receivable, net	11,279	20,991
Related party account receivable, net	105,967	59,959
Inventory, net	648	-
Prepaid expenses and other current assets	10,685	10,216
Restricted cash, short-term	1,250	1,250
Current assets of discontinued operations	-	847
Total current assets	306,852	266,435
Restricted cash, net of current portion	971	6,426
Accounts receivable, net of current portion	32,597	-
Property and equipment, net	12,429	7,652
Operating lease right-of-use assets	17,743	-
Convertible note hedges	31,366	41,020
Goodwill	785	785
Other assets	5	89
Non-current assets of discontinued operations	-	9,643
Total assets	$402,748	$332,050
Liabilities and Stockholders’ Deficit
Accounts payable	$3,978	$14,891
Related party accounts payable, net	1,509	-
Accrued research and development costs	2,956	2,963
Accrued expenses and other current liabilities	30,465	38,001
Capital lease obligations	-	73
Current portion of deferred rent	-	252
Current portion of 2026 Notes	-	47,554
Current portion of operating lease liabilities	1,146	-
Current portion of contingent consideration	-	51
Deferred revenue	875	-
Current liabilities of discontinued operations	-	15,739
Total current liabilities	40,929	119,524
Capital lease obligations, net of current portion	-	158
Deferred rent, net of current portion	-	6,308
Note hedge warrants	24,260	33,763
Convertible senior notes	407,994	265,601
Operating lease liabilities, net of current portion	22,082	-
2026 Notes, net of current portion	-	100,537
Other liabilities	734	2,530
Total stockholders’ deficit	(93,251)	(196,371)
Total liabilities and stockholders’ deficit	$402,748	$332,050

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenues
Collaborative arrangements revenue	105,654	84,352	379,652	272,839
Product revenue, net	-	479	-	3,445
Sale of active pharmaceutical ingredient	20,647	45,861	48,761	70,355
Total Revenues	126,301	130,692	428,413	346,639
Costs and expenses:
Cost of revenues, excluding amortization of acquired intangible assets	11,013	21,463	23,875	32,751
Write-down of commercial supply and inventory to net realizable value and (settlement) loss on non-cancellable purchase commitments	-	-	(3,530)	247
Research and development	26,537	28,239	115,044	101,060
Selling, general and administrative	39,190	50,424	172,450	219,676
Amortization of acquired intangible assets	-	-	-	8,111
Gain on fair value remeasurement of contingent consideration	-	-	-	(31,045)
Gain on lease modification	-	-	(3,169)	-
Restructuring expenses	(32)	705	3,620	14,715
Impairment of intangible assets	-	-	-	151,794
Total cost and expenses	76,708	100,831	308,290	497,309
Income (loss) from operations	49,593	29,861	120,123	(150,670)
Other (expense) income:
Interest expense	(7,123)	(9,586)	(36,602)	(37,724)
Interest and investment income	565	837	2,862	2,991
Gain (loss) on derivatives	4,517	(12,739)	3,023	(8,743)
Loss on extinguishment of debt	-	-	(30,977)	-
Other income	306	-	514	-
Other expense, net	(1,735)	(21,488)	(61,180)	(43,476)
Income (loss) from continuing operations	47,858	8,373	58,943	(194,146)
Loss from discontinued operations[1]	-	(23,866)	(37,438)	(88,222)
GAAP net income (loss)	$47,858	$(15,493)	$21,505	$(282,368)

Income (loss) from continuing operations per share- basic	$0.31	$0.05	$0.38	$(1.27)
Income (loss) from continuing operations per share- diluted	$0.30	$0.05	$0.38	$(1.27)
Loss from discontinued operations per share- basic and diluted[1]	0.00	(0.15)	(0.24)	(0.58)
GAAP net income (loss) per share—basic	$0.31	$(0.10)	$0.14	$(1.85)
GAAP net income (loss) per share—diluted[2]	$0.30	$(0.10)	$0.14	$(1.85)

1See Discontinued Operations table at the end of this press release for a detailed breakout of net loss from discontinued

operations.

2 The inclusion of applicable dilutive securities in its calculation of diluted earnings per share was anti-dilutive for the year ended December 31, 2019. As a result, diluted earnings per share is equivalent to basic earnings per share for the year ended December 31, 2019.

Reconciliation of Discontinued Operations

(In thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Costs and expenses included in discontinued operations
Research and development	-	$ 16,033	$ 21,792	$ 65,443
Selling, general and administrative	-	7,755	15,646	21,615
Restructuring expenses	-	78	-	1,164
Net loss from discontinued operations	-	$ 23,866	$ 37,438	$ 88,222

Reconciliation of GAAP Results to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(unaudited)

A reconciliation between GAAP net income (loss) on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
GAAP net income (loss)	$47,858	$(15,493)	$21,505	$(282,368)
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	(4,517)	12,739	(3,023)	8,743
Amortization of intangible assets	-	-	-	8,111
Gain on fair value remeasurement of contingent consideration	-	-	-	(31,045)
Impairment of intangible assets	-	-	-	151,794
Restructuring expenses	(32)	783	3,620	15,879
Separation expenses	3,781	8,614	32,418	22,911
Loss on extinguishment of debt	-	-	30,977	-
Non-GAAP net income (loss)	$47,090	$6,643	$85,497	$(105,975)

A reconciliation between diluted GAAP net income (loss) per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
GAAP net income (loss) per share –diluted	$0.30	$(0.10)	$0.14	$(1.85)
Adjustments to GAAP net income (loss) per share (as detailed above)	(0.00)	0.14	0.41	1.16
Non-GAAP net income (loss) per share –diluted[1]	$0.30	$0.04	$0.55	$(0.68)

Weighted average number of common shares used in net income (loss) per share – diluted	157,915	154,091	156,023	152,634

1Numbers may not add due to rounding.

Reconciliation of GAAP Net Income (Loss) from Continuing Operations to
Adjusted EBITDA from Continuing Operations

(In thousands, except per share amounts)

(unaudited)

A reconciliation between net income (loss) from continuing operations on a GAAP basis and adjusted EBITDA from continuing operations:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
GAAP net income (loss) from continuing operations	$ 47,858	$ 8,373	$ 58,943	$ (194,146)
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	(4,517)	12,739	(3,023)	8,743
Amortization of acquired intangible assets	-	-	-	8,111
Gain on fair value remeasurement of contingent consideration	-	-	-	(31,045)
Impairment of intangibles	-	-	-	151,794
Restructuring expenses[1]	(32)	705	3,620	14,715
Separation expenses[1]	3,781	2,167	17,954	3,540
Loss on extinguishment of debt	-	-	30,977	-
Interest expense	7,123	8,749	36,602	37,724
Interest income	(565)	-	(2,862)	(2,991)
Depreciation[1]	867	694	5,580	3,859
Adjusted EBITDA from continuing operations	$ 54,515	$ 33,427	$ 147,791	$ 304

1 These adjustments relate to the portion of costs included in continuing operations and not the amounts that have been recast to discontinued operations.

U.S. LINZESS Commercial Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended December 31,
	2019	2018
LINZESS U.S. net sales	231,155	$205,239
Allergan & Ironwood commercial costs and expenses[2]	44,678	59,353
Commercial profit on sales of LINZESS	186,477	$145,886
Commercial Margin[3]	81%	71%

Ironwood’s share of net profit	$93,239	$72,943
Reimbursement for Ironwood’s selling, general and administrative expenses[4]	8,359	8,879
Net sale adjustment[5]	-	(254)
Ironwood’s collaborative arrangement revenue	$101,598	$81,568

1 Ironwood collaborates with Allergan on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. Please refer to the table at the end of this press release for net profit for the U.S. LINZESS brand collaboration with Allergan.

3 Includes cost of goods sold incurred by Allergan as well as selling, general and administrative expenses incurred by Allergan and Ironwood that are attributable to the cost-sharing arrangement between the parties.

3 Commercial margin is defined as commercial profit on sales of LINZESS as a percent of total LINZESS U.S. net sales.

4 Includes Ironwood’s selling, general and administrative expenses attributable to the cost-sharing arrangement with Allergan. Excludes approximately $0.5 million for each of the three months ended December 31, 2019 and 2018, respectively, related to patent prosecution and patent litigation costs recognized in connection with the collaboration agreement with Allergan.

5. During the three months ended December 31, 2018, Allergan reported to Ironwood a true-up of approximately $0.2 million related to the previously reported adjustment for the cumulative difference between certain previously estimated LINZESS gross-to-net sales reserves and allowances made by Allergan during the years ended December 31, 2015, 2016 and 2017, and actual subsequent payments made.

U.S. LINZESS Commercial Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Twelve Months Ended December 31,
	2019	2018 excluding Net Sales Adjustment[2]	Net Sales Adjustment	2018
LINZESS U.S. net sales	$803,204	$761,214	$(59,832)	$701,382
Allergan & Ironwood commercial costs and expenses[3]	228,593	257,767	-	257,767
Commercial profit on sales of LINZESS	$574,611	$503,447	$(59,832)	$443,615
Commercial Margin[4]	72%	66%		63%

Ironwood’s share of net profit	$287,306			$221,808
Reimbursement for Ironwood’s selling, general and administrative expenses[5]	38,123			42,435
Ironwood’s collaborative arrangement revenue	$325,429			$264,243

1 Ironwood collaborates with Allergan on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. Please refer to the table at the end of this press release for net profit for the U.S. LINZESS brand collaboration with Allergan.

2 During the twelve months ended December 31, 2018, Allergan reported to Ironwood an approximately $59.8 million negative adjustment to LINZESS net sales. Such adjustment relates to the cumulative difference between certain previously estimated LINZESS gross-to-net sales reserves and allowances made by Allergan during the years ended December 31, 2015, 2016 and 2017, and actual subsequent payments made. This adjustment is primarily associated with estimated governmental and contractual rebates, as reported by Allergan. Upon receiving the information from Allergan, Ironwood recorded a $29.9 million reduction to collaborative arrangement revenue and accounts receivable in its full year 2018 financial statements related to its share of the adjustment.

3 Includes cost of goods sold incurred by Allergan as well as selling, general and administrative expenses incurred by Allergan and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 Commercial margin is defined as commercial profit on sales of LINZESS as a percent of total LINZESS U.S. net sales.

5 Includes Ironwood’s selling, general and administrative expenses attributable to the cost-sharing arrangement with Allergan. Excludes approximately $2.4 million, and approximately $2.2 million for the years ended December 31, 2019 and 2018, respectively, related to patent prosecution and patent litigation costs recognized in connection with the collaboration agreement with Allergan.

U.S. LINZESS Full Brand Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
LINZESS U.S. net sales[2]	$ 231,155	$ 205,239	$ 803,204	$ 761,214
Allergan & Ironwood commercial costs and expenses[3]	44,678	59,353	228,593	257,767
Allergan & Ironwood R&D Expenses[4]	16,344	16,887	60,870	58,599
Total net profit on sales of LINZESS	$170,133	$ 128,999	$ 513,741	$ 444,848

1 Ironwood collaborates with Allergan on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of the total net profit (loss) generated from the sales of LINZESS in the U.S., including the commercial costs and expenses and the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement.

2 During the twelve months ended December 31, 2018, Allergan reported to Ironwood an approximately $59.8 million negative adjustment to LINZESS net sales. Such adjustment relates to the cumulative difference between certain previously estimated LINZESS gross-to-net sales reserves and allowances made by Allergan during the years ended December 31, 2015, 2016 and 2017, and actual subsequent payments made. This adjustment is primarily associated with estimated governmental and contractual rebates, as reported by Allergan. Upon receiving the information from Allergan, Ironwood recorded a $29.9 million reduction to collaborative arrangement revenue and accounts receivable in its full year 2018 financial statements related to its share of the adjustment.

3 Includes cost of goods sold incurred by Allergan as well as selling, general and administrative expenses incurred by Allergan and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 R&D expenses related to LINZESS in the U.S. are shared equally between Ironwood and Allergan under the collaboration agreement.